                                                                    EXHIBIT 10.1


                 LICENSING, DISTRIBUTION AND SUPPLY AGREEMENT



                                    between



                          CLOSURE MEDICAL CORPORATION


                                      and


                  JOHNSON & JOHNSON CONSUMER COMPANIES, INC.




                                  Dated as of


                                 May 23, 2001

                               Table of Contents
                               -----------------

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
Article 1       DEFINITIONS.............................................................................   1

Article 2       LICENSE AND DISTRIBUTION RIGHTS.........................................................   7

   2.1      License and Distribution Rights.............................................................   7

   2.2      Reservation Of Rights.......................................................................   8

   2.3      Market Launch...............................................................................   8

   2.4      Delay of Market Launch......................................................................   8

   2.5      Market Launch [**]..........................................................................   8

   2.6      Regulatory Compliance.......................................................................   9

   2.7      Marketing Updates...........................................................................   9

Article 3       FDA APPROVAL AND [**]...................................................................   9

Article 4       MANUFACTURE AND SUPPLY..................................................................  11

   4.1      Contact Person..............................................................................  11

   4.2      Manufacture And Supply......................................................................  11

   4.3      12-Month Rolling Forecast...................................................................  12

   4.4      Firm Orders.................................................................................  12

   4.5      Annual Minimum Quantities...................................................................  13

   4.6      Labeling, Packaging and Assembly............................................................  14

   4.7      Delivery....................................................................................  14

   4.8      Inspection of Shipment and Notice of Claims.................................................  14

   4.9      Manufacturing Facility......................................................................  15

   4.10     Mutual Assistance...........................................................................  18

Article 5       PRODUCT DEVELOPMENT.....................................................................  21

   5.1      Collaboration...............................................................................  21

   5.2      Steering Committee..........................................................................  21

   5.3      Development Activities......................................................................  22

   5.4      Books and Records...........................................................................  24

Article 6       INTELLECTUAL PROPERTY...................................................................  25

   6.1      Intellectual Property Ownership.............................................................  25

   6.2      Patent Prosecution and Maintenance for New Products and Improvements........................  25

   6.3      Infringement................................................................................  26

   6.4      Ownership of Improvements and New Products..................................................  26

                                       i                        REDACTED VERSION

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   6.5      Trademarks..................................................................................  28

Article 7       COMMERCIAL TERMS........................................................................  29

   7.1      Product Supply Price........................................................................  29

   7.2      Product Specifications......................................................................  29

   7.3      Reimbursement by CPC........................................................................  30

   7.4      Payment Terms...............................................................................  30

   7.5      Interest....................................................................................  30

Article 8       TERM AND TERMINATION....................................................................  31

   8.1      Automatic Renewal...........................................................................  31

   8.2      Termination for Cause.......................................................................  31

   8.3      Termination without Cause...................................................................  31

   8.4      General.....................................................................................  31

   8.5      Disposal of Product and Device..............................................................  31

Article 9       DISPUTE RESOLUTION......................................................................  32

   9.1      Negotiation and Escalation..................................................................  32

   9.2      Arbitration.................................................................................  32

Article 10      CONFIDENTIALITY.........................................................................  35

   10.1     Confidentiality Obligations.................................................................  35

   10.2     Exclusions..................................................................................  35

   10.3     Termination.................................................................................  35

   10.4     Publicity...................................................................................  36

Article 11      REPRESENTATIONS AND WARRANTIES..........................................................  36

   11.1     Mutual......................................................................................  36

   11.2     Closure Medical Warranties..................................................................  36

   11.3     CPC Representations and Warranties..........................................................  37

Article 12      DISCLAIMER OF WARRANTY, LIMITATION OF LIABILITY AND INDEMNIFICATION.....................  37

   12.1     Disclaimer of Warranties....................................................................  37

   12.2     Indemnification by CPC......................................................................  37

   12.3     Indemnification by Closure Medical..........................................................  38

   12.4     Indemnitee Obligations......................................................................  38

   12.5     Insurance...................................................................................  38

Article 13      FORCE MAJEURE...........................................................................  39

                                       ii                       REDACTED VERSION

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Article 14      MISCELLANEOUS...........................................................................  40

   14.1     Disclosures.................................................................................  40

   14.2     Governing Law...............................................................................  40

   14.3     No Assignment...............................................................................  40

   14.4     Independent Contractors.....................................................................  40

   14.5     Notices.....................................................................................  40

   14.6     Amendment or Modification...................................................................  41

   14.7     Entire Agreement............................................................................  41

   14.8     Severability................................................................................  41

   14.9     No Waiver...................................................................................  41

   14.10    Survival....................................................................................  41

   14.11    No Third Party Beneficiaries................................................................  42

   14.12    Titles......................................................................................  42

   14.13    Compliance with Laws........................................................................  42

   14.14    Execution in Counterparts, Facsimiles.......................................................  42

                                      iii                       REDACTED VERSION

                                    Schedules
                                    ---------

Schedule 1.18         Device Specifications
Schedule 1.35         Stability Requirements
Schedule 1.43         Definition of Manufacturing Costs
Schedule 1.55         Product Specifications
Schedule 1.61         Secondary Packaging Specifications
Schedule 2.3          Launch Schedules
Schedule 2.6          Regulatory Roles and Responsibilities
Schedule 3.1          [**]
Schedule 4.6.1        Closure Medical's Design Control Procedure
Schedule 4.7          Form of Certificate of Conformance
Schedule 4.9.5        [**]
Schedule 4.9.6        [**]
Schedule 5.3.1        [**]
Schedule 10.4         Form of Press Release
Schedule 12.5         Insurance Requirements

                                       iv                       REDACTED VERSION

                 LICENSING, DISTRIBUTION AND SUPPLY AGREEMENT
                 --------------------------------------------

This Licensing, Distribution and Supply Agreement by and between Closure Medical Corporation, a Delaware corporation having a principal place of business at 5250 Greens Dairy Road, Raleigh, NC 27616 ("Closure Medical"), and Johnson & Johnson Consumer Companies, Inc., a New Jersey corporation having a principal place of business at Grandview Road, Skillman, New Jersey 08558 ("CPC"), is dated as of May 23, 2001 (the "Effective Date"). Closure Medical and CPC may be referred to herein as a "Party" or, collectively, as the "Parties."

         WHEREAS, Closure Medical and CPC wish to enter into this exclusive licensing, distribution and supply agreement;

         WHEREAS, under this Agreement, Closure Medical intends to manufacture certain products for exclusive distribution by CPC and CPC wishes to purchase the Product from Closure Medical and assemble such Product and its related Secondary Packaging to produce a Device; and

         NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the Parties agree as follows:

                                   Article 1

                                  DEFINITIONS

1.1     "[**]" shall mean [**].

1.2 "Affiliate" shall mean, when used with reference to a Party, any individual or entity directly or indirectly controlling, controlled by or under common control with such Party. For purposes of this definition, "control" means (a) the direct or indirect ownership of at least 50% of the outstanding voting securities of an entity, (b) the right to control the policy decisions of such entity or (c) has the power to elect or appoint at least 50% of the members of the governing body of the entity.

1.3 "Agreement" shall mean this Licensing, Distribution and Supply Agreement, including its Exhibits, Schedules and Attachments hereto as such may be amended from time to time.

1.4 "Bankruptcy Event" shall mean the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

1.5 "[**]" shall mean [**], including, without limitation, [**] products, all of the forgoing intended for use in the [**].

1.6 "Business Day" shall mean any day that is not a Saturday, Sunday or United States federal holiday.

1.7      "Claim" shall have the meaning ascribed thereto in Section 12.5.

1.8      "Closure Records" shall have the meaning ascribed thereto in Section
         4.9.2(a).

1.9 "Commencement Date" shall mean the date on which CPC provides written notice to Closure Medical that it will proceed with commercializing the Initial Device pursuant to Section 3.2.2.

1.10 "Components" shall mean any component designed in accordance with the Design Control Procedure for use in conjunction with the Product.

1.11 "Confidential Information" shall mean all proprietary and confidential information of a Party, including, without limitation, trade secrets, technical information, business information, sales and forecast and launch information, customer and potential customer lists and identities, product sales plans, sublicense agreements, inventions, product development plans, discoveries, software, know-how, methods, techniques, formulae, data, processes and other trade secrets and proprietary ideas, whether or not protectable under patent, trademark, copyright or other areas of law, that the other Party has access to or receives and which, if disclosed in writing, is marked as "Confidential Information," and which if disclosed verbally is indicated as being confidential prior to disclosure and confirmed in writing as being confidential within seven (7) Business Days after disclosure; provided,
                                                                       --------
         however, that the term Confidential Information does not include
         -------
         information that (a) is or becomes publicly available through no fault of the receiving Party; (b) was already known to the receiving Party at the time it was disclosed to the receiving Party, as evidenced by competent records of the receiving Party; (c) is independently developed by or on behalf of the receiving Party without reference or access to Confidential Information received hereunder, as evidenced by competent records of the receiving Party; or (d) is received from a Third Party who is under no obligation of confidentiality to the disclosing Party.

1.12 "Contract Year" shall mean any 12-month period beginning on the date of First Commercial Sale or an anniversary thereof. (The first Contract Year shall mean the date of First Commercial Sale through the day prior to the first anniversary of such date; the second Contract Year shall mean the first anniversary of such date through the day prior to the second anniversary of such date; the third Contract Year shall mean the second anniversary of such date through the day prior to the third anniversary of such date, etc.).

1.13 "[**]" shall mean any [**]. For purposes of example and clarification, [**] shall not include [**].

1.14     "CPC Records" shall have the meaning ascribed thereto in Section
         4.9.3(a).


                                       2                        REDACTED VERSION

1.15     "Design Control Procedure" shall have the meaning ascribed thereto in
         Section 4.6.1.

1.16 "Development Plan" shall have the meaning ascribed thereto in Section 5.3.1(b).

1.17 "Device" shall mean the Product, Improvement or New Product together with its respective Secondary Packaging, as described in detail in the Device Specifications.

1.18 "Device Specifications" shall mean, with respect to the Device, and with respect to each Improvement or New Product, those specifications as are required by the applicable marketing approval (and as supplemented or amended in accordance with this Agreement) for the applicable Territory as set forth in Schedule 1.18 for the Device and as supplemented at such later point in time as agreed by the Parties for New Products and Improvements.

1.19     "[**]" shall mean a product [**].

1.20 "Ethicon Agreement" shall mean that certain Supply and Distribution Rights Agreement dated as of March 20, 1996, between Ethicon, Inc. and Closure Medical.

1.21 "FDA" shall mean the United States Food and Drug Administration of the United States Department of Health and Human Services and any successor agency or entity that may be established hereafter. "FDA" shall also be deemed to include the applicable regulatory authority having jurisdiction over the Device in any country outside of the U.S.

1.22 "FDCA" shall mean the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.), as amended from time to time and any successor acts thereto and its counterpart in the European Union, together with any rules and regulations promulgated thereunder.

1.23 "Field" shall mean Topical products which the U.S. FDA regulates as OTC products for use in humans; provided, however, that the Field shall
                                     --------  -------
         specifically exclude Oral Applications, [**]. Notwithstanding the foregoing, the Field shall include [**].

1.24 "Firm Order" shall mean a firm, non-cancelable, written purchase order sent by mail, facsimile, telegram, electronic data interchange or other mutually agreeable means, which purchase order shall, at a minimum, set forth quantity, delivery dates, shipping instructions and U.S. shipping addresses.

1.25 "First Commercial Sale" shall mean the first shipment of the Device to a Third Party by CPC or an Affiliate or sublicensee of CPC in the United States of America.

1.26 "Force Majeure Event" shall mean any event beyond the reasonable control of a Party, including, but not limited to, act of God, [**], fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, [**], or any law, rule, regulation, order or other action by any public authority.

                                       3                        REDACTED VERSION

1.27 "Governmental Authority" shall mean any federal, state, municipal, local, territorial or other governmental department, regulatory authority, judicial or administrative body, whether domestic or foreign, including, but not limited to, the FDA.

1.28 "Improvement" shall mean a Non-Absorbable Cyanoacrylate Product encompassed by the Technology that has the same or substantially similar Indication as the Initial Device.

1.29     "[**]" shall mean the [**].

1.30     "Indemnitee" shall have the meaning ascribed thereto in Section 12.5.

1.31 "Indication" shall mean a recognized disease or condition, an important manifestation of a disease or condition, or symptoms associated with a disease or syndrome as would be identified on the Device's label under applicable U.S. FDA regulations or the foreign equivalent thereof.

1.32 "Initial Device" shall mean the Initial Product together with its respective Secondary Packaging, as described in detail in the Initial Device Specifications.

1.33 "Initial Device Specifications" shall mean, with respect to the Initial Device, those specifications as are required by the applicable marketing approval (and as supplemented or amended in accordance with this Agreement) for the applicable Territory as set forth in Schedule
         1.18 for the Initial Device.

1.34 "Initial Firm Order" shall have the meaning ascribed thereto in Section 4.4.1.

1.35 "Initial Product" shall mean a Product that meets the stability requirements set out on Schedule 1.35.

1.36 "Initial Term" shall mean the Effective Date through the day prior to the [**] of the Effective Date, unless earlier terminated pursuant to
         Article 8.

1.37 "Intellectual Property" shall mean (i) any and all trade secrets, patents, copyrights, trade dress, URLs, know-how and similar rights of any type under the laws of any applicable governmental authority, including, without limitation, all applications and registrations relating to any of the foregoing and (ii) such trade secrets, patents, know-how and similar rights, whether or not patented or patentable, that are or come to be at least in part owned or controlled by a Party during the term of this Agreement and which are based upon any of the patents or know-how of such Party as of the date of this Agreement (including, but not limited to, formulas, processes, data, techniques, methods, technology, materials and compositions). For purposes of this definition, "control" of Intellectual Property shall mean the possession, directly or indirectly, of power to direct or cause the direction of its management or use.

1.38 "Intellectual Property Rights" shall mean all rights in and to Intellectual Property.

1.39     "Joint Invention" shall have the meaning ascribed thereto in Section
         6.4.3.

                                       4                        REDACTED VERSION

1.40     "Launch Deadline" shall have the meaning ascribed thereto in Section
         2.3.

1.41 "Law" shall mean any applicable declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding restriction of or by any Governmental Authority, as amended from time to time, including, but not limited to, the FDCA.

1.42 "Manufacturing Facility" shall mean Closure Medical's U.S. manufacturing facility located at 5250 Greens Dairy Road, Raleigh, North Carolina.

1.43     "Manufacturing Costs" shall have the meaning set forth in Schedule
         1.43.

1.44 "New Product" shall mean a Non-Absorbable Cyanoacrylate Product encompassed by the Technology which has a different Indication from the Initial Device.

1.45     "Non-Absorbable Cyanoacrylate Product" shall mean [**].

1.46     "Notice" shall have the meaning ascribed thereto in Section 14.5.

1.47 "Oral Applications" shall mean Topical applications on the lips and tissues inside the mouth.

1.48 "Over the Counter" or "OTC" shall mean (i) products which may be sold or distributed in a manner which does not require the prescription or written direction of a medical professional, health professional, entity or institution, and (ii) if applicable outside of the U.S., products which must be sold or distributed under the supervision or assistance of a pharmacist but which do not require a prescription given by an appropriate practitioner.

1.49 "Package Inserts" means labeling for use in the Field that, to the extent applicable, meets the FDA regulations and/or requirements as set forth in s 201.56 and 201.57 of the U.S. Code of Federal Regulations (as such may be amended from time to time) and its EU counterparts in the European Union.

1.50 "Prescription Product" shall mean a therapeutic product that requires a prescription or the written direction of a medical professional, entity or institution for use by the ultimate consumer.

1.51 "Product" shall mean a Non-Absorbable Cyanoacrylate Product packaged in its primary container and described in detail in the Product Specifications.

1.52     "Product Development Team" shall have the meaning ascribed thereto in
         Section 5.3.1(a).

1.53 "Product Labeling" shall mean labeling of the primary container of the Product in accordance with applicable FDA regulations.

1.54     "Product Price" shall have the meaning ascribed thereto in Section 7.1.

                                       5                        REDACTED VERSION

1.55 "Product Specifications" shall mean, with respect to any product which becomes covered by this Agreement, at a minimum those specifications as are required by the applicable marketing approval (and as supplemented or amended by mutual agreement of the Parties from time to time) for the applicable Territory, and shall be substantially in the form as set forth in Schedule 1.55, which specifications shall also include the stability requirements set out on Schedule 1.35.

1.56     "PTO" shall have the meaning ascribed thereto in Section 6.2.2.

1.57 "Quality Systems Regulations" or "QSR" shall mean all applicable standards relating to manufacturing practices for the Product promulgated by the U.S. FDA in the form of laws or regulations.

1.58     "Renewal Term" shall have the meaning ascribed thereto in Section 8.1.

1.59     "Research and Development Costs" shall mean [**].

1.60     "Rolling Forecast" shall have the meaning ascribed thereto in Section
         4.3.

1.61 "Secondary Packaging" shall mean all packaging, labeling, Package Inserts and Components (other than the Product) reasonably necessary for sale of the Product to the ultimate consumer for use in the Field (including, without limitation, the CE Mark designation), as such Secondary Packaging is described in Schedule 1.61 as such may be amended from time to time in accordance with this Agreement.

1.62     "[**]" shall have the meaning set forth in Section 3.2.1.

1.63     "[**]" shall have the meaning set forth in Section 3.1.

1.64     "Steering Committee" shall have the meaning set forth in Section 5.2.1.

1.65 "Technology" shall mean Closure Medical's Intellectual Property directly related to any Non-Absorbable Cyanoacrylate Product.

1.66     "Term" shall mean the Initial Term and any Renewal Terms.

1.67     "Territory" shall mean the entire world.

1.68 "Third Party" shall mean any individual or entity other than a Party or an Affiliate of a Party.

1.69 "Topical" shall mean involving the external tissue of the human body such as the skin, but shall not include the external surface of the eyeball and tissues inside of the mouth.

1.70     "Trademarks" shall have the meaning ascribed thereto in Section 6.5.1.

1.71     "Valuation Analysis" shall have the meaning set forth in Section
         5.3.1(c)(i).

                                       6                        REDACTED VERSION

                                   Article 2

                         LICENSE AND DISTRIBUTION RIGHTS

2.1     License and Distribution Rights.

         2.1.1 Subject to the terms and conditions of this Agreement, Closure Medical hereby grants to CPC, during the term of this Agreement, an exclusive right and license (including the limited right to sub-license) to the Technology to market, advertise, promote, distribute and sell goods incorporating the Non-Absorbable Cyanoacrylate Products in the Field throughout the Territory. Although CPC shall have the right to grant sublicenses to any Affiliate or to any Third Party with respect to any rights conferred upon CPC under this Agreement, any such sublicense shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement, and CPC shall be responsible for ensuring that any sub-licensee complies with such terms and conditions; provided however, that
                                                          -------- -------
                 CPC shall not be entitled to sublicense its entire rights and obligations under this Agreement (other than in connection with a permitted assignment of this Agreement).

         2.1.2 During the term of this Agreement and except as specifically permitted in this Agreement, Closure Medical shall not directly or indirectly (such as through the grant of a license or distribution rights or other conveyance of rights in the Technology for use in the Field) sell or otherwise commercialize any Non-Absorbable Cyanoacrylate Product intended to compete with a Product, Improvement or any New Product in the Field.

         2.1.3 The parties initially intend for this Agreement to cover the supply, distribution and sale of the Initial Device. Additional Devices may be added to this Agreement as contemplated by
                 Article 5.

2.2 Reservation Of Rights. CPC acknowledges that its rights to the Intellectual Property of Closure Medical are only as expressly provided in this Article 2 and elsewhere in this Agreement. Except to the extent of the rights and obligations set out in this Agreement, Closure Medical shall not be restricted from exploiting any of its Intellectual Property.

2.3 Market Launch. CPC shall use commercially reasonable efforts to consummate a First Commercial Sale of the Initial Device within the launch schedules set out on Schedule 2.3 (the "Launch Deadline").

2.4 Delay of Market Launch. CPC shall promptly notify Closure Medical in writing of any delay past the Launch Deadline in its efforts to introduce the Initial Device to retailers in the United States. Within [**] of such notification, [**]. Notwithstanding the foregoing, [**] if:

         2.4.1   the [**];

         2.4.2   the [**];

                                       7                        REDACTED VERSION

         2.4.3   an [**]; or

         2.4.4   if [**].

2.5 Market Launch [**]. After the Commencement Date, CPC shall use its commercially reasonable efforts to obtain regulatory approval of the Device [**]. Closure Medical shall provide such information and reasonable assistance as shall be necessary in order for CPC to obtain such approval. Such information and assistance shall be provided without charge; provided, however, that Closure Medical shall not be
                         --------  -------
         obligated to incur costs for things like travel [**], clinicals required for [**] market, translation of materials [**], etc. Upon obtaining of the regulatory approval for the Device [**], CPC shall use its commercially reasonable efforts to introduce the Device to retailers [**] within six (6) months of obtaining such regulatory approval.

2.6 Regulatory Compliance. All marketing efforts shall be conducted in a manner consistent with applicable Laws. CPC shall not promote or market the Device for any use outside the Field. Any labeling for the Device shall comply with the FDA's approval for the Device. The general roles and responsibilities of the parties with respect to obtaining and maintaining regulatory approvals are as set out on Schedule 2.6.

2.7 Marketing Updates. On no less than an annual basis or upon the reasonable request of Closure Medical, CPC shall brief Closure Medical about the current marketplace conditions for the Devices. Such updates shall be done at such locations and through such means as the parties shall mutually determine (i.e., either by phone, videoconference, in-person or similar means). Closure Medical shall provide such information and assistance with respect to the Product and Technology as CPC shall reasonably require at such meetings in order for CPC to understand as fully as possible the Product and the Technology. At no time shall CPC be required to disclose any Confidential Information of CPC as a result of such updates.

                                    Article 3

                              FDA APPROVAL AND [**]

3.1 Closure Medical shall use commercially reasonable efforts to complete [**]. CPC shall cooperate with Closure Medical as may be reasonable necessary in order for Closure Medical to [**].

3.2 During the course of [**], Closure Medical shall [**] that is the subject of the [**]. Such [**] shall [**], unless the parties mutually determine to [**] and shall be held in such manner as the parties shall reasonably agree. Closure Medical shall [**] identified in Schedule 3.1.

         3.2.1   Schedule 3.1 shall identify [**].

         3.2.2   After completion of [**] shall determine, [**]:

         (a)     If, [**] in order to [**], then [**] shall be made [**].

                                       8                        REDACTED VERSION

         (b)     If the [**], then [**] shall be made [**].

         (c)     If the [**], then [**] shall be made [**].

         If [**] that it [**], then [**], and further, [**] shall not have [**].

3.3 If, [**] the Initial Product will have to be re-submitted to the FDA for regulatory approval, the Agreement shall remain in effect and Closure Medical shall take such steps and undertake such commercially reasonable efforts as shall be required in order to obtain FDA approval of such Initial Product which also meets the [**]. Upon receipt of regulatory approval from the FDA for such Initial Product, Closure Medical shall provide CPC with written documentation thereof, whereupon such Initial Product shall be supplied to CPC to be incorporated into the Initial Device as contemplated under this Agreement.

3.4 If FDA approval for the Initial Product does not occur [**] of the Effective Date, CPC may terminate this Agreement upon [**] prior written notice; provided, however, that CPC shall not retain, and
                         --------  -------
         Closure Medical shall not have any obligations to provide, [**], and further, CPC shall not have any rights or owe Closure Medical any obligations under this Agreement.


                                    Article 4

                             MANUFACTURE AND SUPPLY

4.1 Contact Person. As soon as reasonably practicable after the Effective Date, each Party shall identify a contact person to serve as the primary liaison between the Parties with regard to manufacture and supply issues. Each Party may replace its contact person, at any time, upon written notice identifying the new contact person to the other Party.

4.2 Manufacture And Supply. CPC shall accept Product exclusively from Closure Medical, and Closure Medical shall exclusively supply to CPC the Product for packaging and distribution as the Device in the Territory. The Parties acknowledge and agree that, subject to the provisions of Section 4.9, Closure Medical may use Third Parties to perform any of its obligations under this Agreement. Any Third Parties performing on behalf of Closure Medical shall be subject to the compliance and quality assurance requirements of this Agreement.

         4.2.1 Closure Medical shall be responsible for the [**]. CPC shall provide [**]. If CPC makes any change to its Product Labeling specifications (unless such changes are required as a result of FDA or other government action or requirements), [**].

         4.2.2   Regulatory Filings.

                 (a) CPC shall be responsible for complying with the applicable Laws and Device Specifications provided by Closure Medical with respect to the

                                       9                        REDACTED VERSION
                       assembly, distribution, storage, warehousing and delivery of the Product and the Device and labeling, marketing, promotion, advertising and sale of the Device. The Parties acknowledge and agree that under no circumstances shall CPC label, market, promote, advertise or sell the Product except as incorporated a Device.

                 (b) Closure Medical shall be responsible for all quality control and quality assurance matters related to the manufacture of the Product. Closure Medical shall advise CPC of any FDA compliance issues, including but not limited to any quality assurance problems with Closure Medical's manufacturing facilities used in the manufacture of the Product. Closure Medical shall have sole authority to interact with the FDA, but shall take into account CPC's views and concerns when dealing with any issues with the FDA that relate to this Agreement.

                 (c) Closure Medical shall obtain and maintain any regulatory approval for the Device required to market and sell the Device in the United States and European Union. Technical documentation shall be maintained by CPC and promptly supplied at Closure Medical's reasonable request, in order to maintain such regulatory approvals for the Device, including, but not limited to, requirements of the Medical Devices Directive (MDD 93/42/EEC) for Class I devices (Annex VII).

                 (d) In obtaining such regulatory approvals, Closure Medical shall regularly advise CPC about the strategies and issues involved in obtaining such regulatory approvals, and shall give due consideration to CPC's views and concerns with respect to such regulatory approvals. Closure Medical shall provide CPC with access to its regulatory filings as may be needed by CPC in order for CPC to perform its obligations under this Agreement. CPC shall be responsible for assembling the Device.

                 (e) Closure Medical shall take all reasonable steps necessary to correct any deficiencies, if any, found by the FDA relating to the manufacture of the Product.

         4.2.3 Secondary Packaging. CPC shall promptly advise Closure Medical of any FDA inspections and the findings thereof and shall take all reasonable steps necessary to correct deficiencies, if any, found by the FDA relating to packaging of the Device. CPC shall advise Closure Medical of any FDA compliance issues or any quality assurance problems with CPC's packaging facilities used for the packaging of the Device.

4.3 12-Month Rolling Forecast. As soon as reasonably practicable, but in no event later than 90 days after the Commencement Date, and on the first Business Day of each month during the Term, CPC shall send to Closure Medical a good faith, non-binding 12-month rolling forecast (each, a "Rolling Forecast") identifying CPC's anticipated requirements of the Product by SKU. Each new Rolling Forecast after the initial Rolling Forecast may

                                      10                        REDACTED VERSION
         adjust the anticipated requirements of the Product for the fourth month of such Rolling Forecast by an amount in the range of (a) [**] of units of the Product contained for such month in the previous Rolling Forecast for the first three Contract Years and (b) [**] of units of the Product contained for such month in the previous Rolling Forecast for each Contract Year after the first three Contract Years. There shall be no limitations on adjustments in months five through twelve of each such Rolling Forecast.

4.4     Firm Orders.

         4.4.1 Initial Firm Order. With the initial Rolling Forecast, CPC shall provide Closure Medical with a Firm Order that shall not exceed [**] of the Initial Product, representing the [**] of the first Rolling Forecast (the "Initial Firm Order"), such ordered units of the Initial Product to be delivered by Closure Medical in no less than four (4) equal installments over the period covered by the Initial Firm Order.

         4.4.2 Ongoing Firm Orders. With each Rolling Forecast, CPC shall provide a Firm Order for the Product by SKU for the [**] of such Rolling Forecast. Each Firm Order shall be for the Product in an amount in the range of [**] of units of the Product contained in the [**] of the previous Rolling Forecast.

         4.4.3 Formation of Contract. If a Firm Order is outside the [**] range required by Section 4.4.2, Closure Medical may either accept or reject, in whole or in part, the amount of such Firm Order which is outside such [**] range by written notification to CPC within [**] after receipt thereof. Notwithstanding the foregoing, Closure Medical shall use its reasonable commercial efforts to satisfy the requirements of such Firm Order that are outside such parameters.

4.5     Annual Minimum Quantities.

         4.5.1 During each Contract Year, CPC shall place Firm Orders for a minimum quantity of the Product as follows:

                 (a) During the first Contract Year, CPC shall purchase [**] of the Products from Closure Medical.

                 (b) During each subsequent Contract Year, CPC shall purchase [**] of the Products from Closure Medical

         4.5.2 If CPC fails to purchase from Closure Medical the minimum quantity of the Products set forth in Section 4.5.1 during any Contract Year, CPC, at its sole discretion, shall either (i) [**] or (ii) [**].

         4.5.3 If CPC [**], then notwithstanding the provisions of Section 4.5.2, Closure Medical may [**].

         4.5.4   CPC shall not be considered [**].

                                      11                        REDACTED VERSION

     4.5.5 It is expressly understood that any such failure to meet the annual purchase minimums [**].

4.6  Labeling, Packaging and Assembly.

     4.6.1 CPC shall be responsible for providing all Secondary Packaging and assembling the Product and the Secondary Packaging into the Device. Any changes to Secondary Packaging must conform to the requirements of the Design Control Procedure as attached hereto as Schedule
             4.6.1 as the same may be amended by Closure Medical from time to time at its sole discretion (the "Design Control Procedure"). CPC shall be solely responsible for any and all costs associated with the Secondary Packaging and any changes made to the Secondary Packaging including, without limitation, the costs associated with the proper disposal or reworking of Product rendered obsolete by such change to Secondary Packaging.

     4.6.2 Except to the extent prohibited by Law, CPC shall (a) reasonably identify Closure Medical as the manufacturer and licensor of the Product on all packaging materials and (b) mark each Device in accordance with the requirements of 35 U.S.C. 287(a), with at least two (2) U.S. patent numbers selected by Closure Medical whose claim(s) encompass the Product.

4.7 Delivery. All Product shall be delivered to CPC [**]. Each batch of the Product shall be accompanied by a packing slip that identifies the batch and purchase order numbers, and a certificate of conformance, such certificate of conformance shall be substantially in the form of Schedule
     4.7. Closure Medical shall retain a sample of each batch of the Product delivered to CPC.

4.8  Inspection of Shipment and Notice of Claims.

     4.8.1 Inspection. Delivery of any Product by Closure Medical to CPC shall constitute a certification by Closure Medical that the Product conforms with the Product Specifications. After delivery of a shipment of any Product to CPC, CPC shall have forty-five (45) days to examine the Product to determine if they conform to the Product Specifications and, on the basis of such examination, to accept or reject such shipment. Any claims for failure to so conform ("Claims") shall be made by CPC in writing to Closure Medical, indicating the nonconforming characteristics of the Product. If CPC does not provide such notice to Closure Medical, CPC shall be deemed to have accepted the shipment of the Product as complete and conforming to the Product Specifications (except for latent defects or deficiencies which were not reasonably discoverable by CPC). For those latent defects or deficiencies which were not reasonably discoverable by CPC (such as stability problems), CPC shall provide written notice of such Claims promptly after discovery thereof, and such Claims shall be handled in accordance with the provisions set out in this Section 4.8.

     4.8.2 If Closure Medical agrees with such Claim, then as promptly as possible after the submission of a Claim by CPC, Closure Medical shall, [**].

     4.8.3 If Closure Medical does not agree with such Claim, then the parties agree to submit the Products in question to an independent party which has the capability of testing the Products to determine whether or not it complies with the Product Specifications. In the event the parties cannot agree upon such independent party, or in the event it is not possible to acquire the services of such an independent party, then such dispute shall be resolved pursuant to
             Article 9.

     4.8.4 Notwithstanding the foregoing, Closure Medical shall have no liability to the extent that: (a) the replacement of any Product shall have been necessitated by the fault or negligence of CPC; (b) the contamination or defect complained of is caused by the handling of the Product by CPC or a Third Party outside of Closure Medical's control; or (c) the Product has not been stored or used in accordance with Closure Medical's then applicable Product Specifications.

4.9  Manufacturing Facility.

     4.9.1 Location. Closure Medical shall initially manufacture the Product at its Manufacturing Facility. If Closure Medical determines to change the site of manufacture of the Product, it shall provide to CPC as much prior notice as reasonably possible, but in any event, other than as a result of a Force Majeure Event, [**]. CPC shall be provided the opportunity to review and audit such site prior to commencement of manufacture, such audit (and the remedy of any deficiencies noted as a result thereof) to be conducted generally following the procedures set out in Section 4.9.2. Closure Medical shall, to the extent reasonably required for manufacture of Product pursuant to this Agreement, remedy any material deficiencies identified by CPC in such audit prior to commencement of manufacture. If CPC does not conduct its audit within such [**] (assuming it was given the reasonable opportunity to do so), then Closure Medical shall be free to commence manufacture at such new manufacturing site.

     4.9.2   Inspections by CPC.

             (a) CPC shall have the right on an annual basis, upon reasonable advance notice and during regular business hours, to inspect and audit the Manufacturing Facility and the records (including batch records) being maintained by Closure Medical in connection with the manufacture of the Product at the Manufacturing Facility (the "Closure Records") to assure compliance with all Laws. To the extent practicable, CPC shall also have the same rights as Closure Medical to inspect and audit Closure Medical's subcontractors, accompanied by an authorized Closure Medical employee. Such inspections and audits shall be conducted at CPC's sole cost and expense and in a manner so as to minimize disruption of Closure Medical's business operations. Except as required by any Law or as otherwise provided in this Agreement, CPC shall not be entitled to conduct more than [**] and audit during each Contract Year of the Manufacturing Facility and of the Closure Records, without the prior written approval of Closure Medical, such approval not to be unreasonably withheld. CPC shall be responsible for ensuring that each designee or representative of CPC that conducts an inspection and audit of the packaging facility or the Closure Medical Records or the subcontractor's records shall comply with the confidentiality obligations set out in Article 10 of this Agreement.

             (b) To the extent CPC reasonably determines during any such inspection and audit that Closure Medical or any of its subcontractors is not in material compliance with all Laws, CPC shall provide Closure Medical with written notice detailing such material non-compliance. Upon receipt of such notice from CPC, Closure Medical shall use [**] to promptly remedy, or cause its subcontractors to promptly remedy, such material non-compliance [**] of such notice. Thereupon, CPC shall have the right to re-inspect and re-audit the applicable facility or the Closure Records or the subcontractor's records, as applicable, upon reasonable notice and during regular business hours to determine whether Closure Medical or its subcontractor has remedied such non-compliance.

             (c) In the event such deficiency is material and is not remedied within such [**], then CPC shall have the right to terminate this Agreement upon written notice to Closure Medical without any penalty or cost of any nature whatsoever; provided, however, that if a plan to remedy such deficiency (which plan has been accepted by CPC) has been implemented by Closure Medical and such plan cannot be completed within [**], then CPC shall not have the right to terminate this Agreement so long as Closure Medical is implementing such plan in a good faith fashion.

     4.9.3   Inspections by Closure Medical.

             (a) Closure Medical shall have the right on an annual basis, upon reasonable advance notice and during regular business hours, to inspect and audit the packaging facility and the records being maintained by CPC in connection with the packaging of the Device at the packaging facility (the "CPC Records") to assure compliance with all Laws. To the extent practicable, Closure Medical shall also have the same rights as CPC to inspect and audit CPC's subcontractors involved with the packaging of the Device, accompanied by an authorized CPC employee. Such inspections and audits shall be conducted at Closure Medical's sole cost and expense and in a manner so as to minimize disruption of CPC's business operations. Except as required by any Law or as otherwise provided in this Agreement, Closure Medical shall not be entitled to conduct more than [**] and audit during each Contract Year of the packaging facility and of the CPC Records, without the prior written approval of CPC, such approval not to be unreasonably withheld.

             (b) To the extent Closure Medical reasonably determines during such inspection and audit that CPC or any of its subcontractors is not in material compliance with all Laws, Closure Medical shall provide CPC with written notice detailing such material non-compliance. Upon receipt of such notice from Closure Medical, CPC shall use [**] to promptly remedy, or cause its subcontractors to promptly remedy, such material non-compliance within [**] of such notice. Thereupon, Closure Medical shall have the right to re-inspect and re-audit the applicable facility or the CPC Records or the subcontractor's records, as applicable, upon reasonable notice and during regular business hours to determine whether CPC or its subcontractor has remedied such material non-compliance. Closure Medical shall be responsible for ensuring that each designee or representative of Closure Medical that conducts an inspection and audit of the packaging facility or the CPC Records or the subcontractor's records shall comply with the confidentiality obligations set out in Article 10 of this Agreement.

     4.9.4 Compliance with Certain Laws. Closure Medical agrees to comply with the applicable provisions of any Federal or state law and all executive orders, rules and regulations issued thereunder, whether now or hereafter in force, including Executive Order 11246, as amended, Chapter 60 of Title 41 of the Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of race, color, religion, sex or national origin; 60-741.1 of Chapter 60 of 41 Code of Federal Regulations, as amended, prohibiting discrimination against any employee or applicant for employment because of physical or mental handicap; 60.250.4 of Chapter 60 of 41 Code of Federal Regulations, as amended, providing for the employment of disabled veterans and veterans of the Vietnam era; Chapter 1 of Title 48 of the Code of Federal Regulations, as Amended, Federal Acquisition Regulations; Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and the regulations and orders of the United States Department of Labor promulgated in connection therewith; and any provisions, representations or agreements required thereby to be included in this Agreement are hereby incorporated by reference.

     4.9.5 [**] Closure Medical has [**] attached as Schedule 4.9.5. [**] Closure Medical shall [**] and shall provide to [**] the term of this agreement. [**]

     4.9.6 [**] agrees that the [**] under this Agreement shall be in compliance with [**] set out as Schedule 4.9.6 to this Agreement [**] shall review with [**].

     4.9.7   Protection of [**]. The parties acknowledge and agree that [**].

4.10 Mutual Assistance.

     4.10.1 General. Each Party shall cooperate with the other Party to provide all reasonable assistance and take all actions reasonably requested by the other Party that are necessary or desirable to enable the other Party to comply with any Law applicable to the Product and the Device, including, but not limited to, submitting or filing U.S. promotional materials with the FDA.

     4.10.2  Duties to Inform.

             (a) The Parties shall cooperate to, among other things, keep each Party informed, commencing [**] of notification of any action by, or notification or other information which it receives (directly or indirectly) from a regulatory authority or any other Governmental Authority, which (a) raises any material concerns regarding the safety of any Product or Device, (b) which indicates or suggests a potential material liability for either Party to Third Parties arising in connection with any Device, or (c) which is reasonably likely to lead to a recall or market withdrawal of any Device; provided that neither Party shall be obliged to disclose such information in breach of any contractual restriction which it could not reasonably have avoided.

             (b) Each Party shall promptly notify the other Party of any of the following, including any corrective actions initiated by such Party and copies of all relevant documentation relating thereto, to the extent controlled by such Party:

                   (i) governmental or regulatory inspections of manufacturing, distribution or other related facilities used for the Product or Device;

                   (ii) inquiries by governmental or regulatory authorities concerning clinical investigation activities (including inquiries of investigators, clinical monitoring organizations and other related Parties) relating to the Product or Device;

                   (iii) any communication from governmental or regulatory
                         authorities pertaining to the manufacture, sale, promotion or distribution of the Product or Device;

                   (iv) any other governmental or regulatory authority reviews or inquiries relating to the Product or Device;

                   (v) receipt of a warning letter relating to the Product or Device; and

                   (vi) an initiation of any governmental or regulatory authority investigation, detention, seizure or injunction concerning any Product or Device.

     4.10.3  Device Recall.

             (a) In the event any governmental agency having applicable jurisdiction shall order any corrective action with respect to any Product or Device supplied hereunder, customer notice, restriction, change, corrective action or market action or the Product or Device change, [**] particular Product or Device shall be established to be [**] hereunder.

             (b) In the event that [**] recall of the Product or Device supplied hereunder [**], customer notice, restriction, change, corrective action or market action or any Product change, [**] particular Product or Device shall be established to be [**] hereunder.

             (c) Any such recalls shall be implemented and administered by CPC and Closure Medical in a manner which is appropriate and reasonable under the circumstances and in conformity with any requests or orders of the FDA as well as accepted trade practices. Each Party shall give immediate notice by telephone (to be confirmed in writing) to the other Party upon discovery that any Product or Device should be recalled, corrected or withdrawn from the market, or may be required to be recalled, corrected or withdrawn from the market. The obligations under this section shall survive the complete or partial termination of this Agreement.

             (d) If both Parties share responsibility with respect to a recall, the costs shall [**].

             (e) CPC undertakes to use reasonable efforts to establish a batch tracing and recall system which will enable CPC, to the extent reasonably possible, to identify, as quickly as possible, customers within the Territory who have been supplied with Devices of any particular batch, and to recall such Devices from such customers.

     4.10.4  Inquiries and Complaints.

             (a) United States. For Devices sold in the United States, Closure Medical is recognized as the Product manufacturer and CPC is recognized as the Device distributor, as defined in Part 803 of Title 21 of the Code of Federal Regulations ("21 CFR Part 803"). In accordance with the requirements of this regulation, the responsibilities for complaint handling are agreed as follows:

                   (i) CPC will: (A) receive and log all complaints from Third Parties; (B) report all Device complaints to Closure Medical; (C) evaluate complaints and conduct investigations related to the Secondary Packaging or distribution of the Device, as appropriate; (D) respond to the complainant regarding complaint status; and (E) implement corrective action as required to ensure Device quality under a plan jointly agreed to by the parties.

                   (ii) Closure Medical will: (A) receive and log all complaints from CPC; (B) report all Device complaints received directly from Third Parties to CPC; (C) provide Medical Device Reports to the FDA as defined in 21 CFR (S).803.50, with copies to CPC; (D) evaluate complaints and conduct investigations related to the manufacture of the Product or the Component design; (E) respond to CPC regarding complaint and investigation status; and (F) implement corrective action as required to ensure Device quality under a plan jointly agreed to by the parties.

             (b) CE Mark Countries. For Devices sold in countries recognizing the CE Mark, CPC is recognized as the Device manufacturer as defined in MDD 93/42/EEC. In accordance with the requirements of this regulation, CPC will (i) provide reports of serious injuries to the competent authority (vigilance) as defined in MDD 93/42/EEC, Annex VII, with copies to Closure Medical and
                   (ii) provide manufacturing, labeling and distribution records regarding the Device upon request by the applicable Governmental Authority as appropriate, with copies to Closure Medical.

             (c) Remainder of Territory. In order to facilitate compliance with the Parties' regulatory obligations and commitments in the remainder of the Territory, the Parties agree jointly to develop written procedures for the surveillance, receipt, evaluation and reporting of inquiries and complaints relating to the Device, in accordance with applicable Law. Each Party will ensure that adequate records are kept of medical inquiries and reports received concerning the Device.


                                   ARTICLE 5

                              PRODUCT DEVELOPMENT

5.1 Collaboration. The Parties shall collaborate to explore the development of Improvements and New Products for use in the Field.

5.2  Steering Committee.

     5.2.1 Governance. As soon as reasonably practicable, and in any event no more than thirty (30) days after the Commencement Date, the Parties shall establish a joint steering committee (the "Steering Committee"). Each Party shall designate two (2) members to form the Steering Committee. The chairperson of the Steering Committee shall be designated annually on an alternating basis between the Parties commencing with Closure Medical. The Party not designating the chairperson shall designate one of its representative members as secretary to the Steering Committee for such year. Each Party may replace its representatives at any time, upon notice to the other Party identifying the new representative. Any member of the Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Steering Committee.

     5.2.2 Responsibilities. The Steering Committee shall be responsible for overseeing strategic direction, project prioritization, and Improvement and New Product development and commercialization. The Steering Committee shall review and approve development plans and budgets for any Improvement or New Product.

     5.2.3 Meetings; Minutes. The Steering Committee shall meet in person or by teleconference on a calendar quarter basis (provided that at least two meetings per year shall be in person) or more frequently as necessary and as may be agreed upon, with each Party bearing all travel and related costs for its representatives. Within two weeks after each such meeting, the secretary of the Steering Committee shall prepare and distribute minutes of the meeting, which shall provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the Steering Committee. Minutes shall be approved or disapproved, and revised as necessary, at the next meeting. Each Party may, in its discretion, invite non-member representatives of such Party to attend meetings of the Steering Committee.

     5.2.4 Voting. Each Party shall have one vote in all matters decided by the Steering Committee. The Parties shall attempt to resolve any disagreement among members of the Steering Committee within the Steering Committee based on the efficient achievement of the objectives of this Agreement. If the parties cannot reach such agreement, then the dispute resolution procedures set out in
             Section 5.3 shall apply.

5.3  Development Activities.

     5.3.1   Inclusion of Improvements and New Products under Agreement.

             (a) The Steering Committee shall designate a product development team (the "Product Development Team").

             (b) The Product Development Team shall evaluate the proposed Improvement or New Product and propose a development plan (the "Development Plan"), in accordance with Section 5.3.4, to the Steering Committee.

             (c) Upon receipt of the Development Plan the Steering Committee shall promptly (i) review and evaluate the proposed Improvement or New Product in light of the Development Plan; and (ii) [**] accommodate such proposed Improvement or New Product, in accordance with the following standards:

                   (i) In the case of a New Product, the Steering Committee shall [**].

                   (ii) In the case of an Improvement, the Steering Committee shall [**]

             (d) If the Steering Committee agrees to develop the proposed Improvement or New Product, then such Improvement or New Product shall be included under this Agreement and shall be subject to the same licenses, rights and obligations as the Product in the Field. Neither Party shall unreasonably withhold or delay the decision to include an Improvement or New Product in the Agreement.

     5.3.2 Disputes Regarding the Development of Improvements. If the Steering Committee disagrees whether or not to pursue development of an Improvement, the following general principals will apply:

             (a) If CPC voted to pursue development of such Improvement and Closure Medical voted against pursuing such development, then
                   (i) if [**] of the Product, [**] under this Agreement or (ii) if [**] of the Product [**].

             (b) If CPC voted against pursuing development of such Improvement, then [**] pursuant to this Agreement and [**]. For clarification purposes, [**] for such Improvement.

     5.3.3 Disputes Regarding the Development of New Products. If the Parties disagree whether or not to pursue development of the New Product, the following general principals will apply:

             (a) If Closure Medical voted to pursue development of such New Product and CPC voted against pursuing such development, then [**] (i) [**] to the New Product and [**] such New Product and (ii) [**] the New Product [**]. In the event [**] in the New Product, then [**] such New Product [**].

             (b) If CPC voted to pursue development of the New Product and Closure Medical voted against pursuing such development, then, [**].

     5.3.4 Development Plan. The Development Plan, as amended from time to time, shall set forth in reasonably sufficient detail (i) [**];
             (ii) the development [**], (iii) a [**] concerned, (iv) the [**],
             (v) the [**] and (vi) all such [**].

     5.3.5 Research and Development Costs. [**] the Research and Development Costs. [**]

     5.3.6 Development Efforts. Upon the Steering Committee's approval of the Development Plan for an Improvement or New Product, the Product Development Team shall conduct all product development and design of Improvements and New Products in accordance with the then-current Design Control Procedure. [**] to develop such Improvement or New Product in accordance with the Development Plan and obtain regulatory approvals therefor. Furthermore, each Party agrees to conduct such development activities in compliance with all applicable laws and regulations that are applicable to the particular stage of development of such New Product or Improvement, including, without limitation, QSRs. Development activities will commence once a written budget is approved and signed by both of Closure Medical and CPC.

5.4 Books and Records. The Parties shall keep comprehensive books and records relating to its obligations under this Agreement on either a cash or accrual basis of accounting in accordance with generally accepted accounting principles. All such records shall be maintained for [**] following the relevant Contract Year during the term of this Agreement or, upon termination of this Agreement, [**] following such termination date, or such longer period as is required by Law. During each Contract Year, and for [**] thereafter, CPC and Closure Medical, shall have the right, at its own expense, to have an independent accounting firm audit such books and records in order to verify the amount of the payments owed and/or paid pursuant to this Agreement. Each Party may perform such an audit not more than once in any 12-month period, unless a prior audit within the past two (2) years revealed that the amount owed by the other Party to such Party was underpaid in [**] amount owed, in which case an audit may be performed no more frequently than twice in any 12-month period. If the amount owed by one Party to the other Party was underpaid, the underpaying Party shall pay the additional amount owed and all accrued interest thereon to the other Party within [**] after its receipt of notice of such underpayment. If the amount underpaid was in [**] amount owed, the fees of such audit shall also be paid by such underpaying Party within [**] after its receipt of notice of same. Each audit shall be conducted during normal business hours, upon reasonable advance notice and in a manner that does not cause unreasonable disruption to the conduct of business by the audited Party.

                                   ARTICLE 6

                             INTELLECTUAL PROPERTY

6.1       Intellectual Property Ownership.

          6.1.1 Except for the express rights granted to CPC under this Agreement, CPC acknowledges and agrees that the Intellectual Property of Closure Medical (including all Intellectual Property Rights associated therewith) is and shall remain the sole property of Closure Medical and nothing in this Agreement shall confer in CPC any right of ownership in Closure Medical's Intellectual Property.

          6.1.2 Closure Medical acknowledges and agrees that the Intellectual Property of CPC (including all Intellectual Property Rights associated therewith) is and shall remain the sole property of CPC and nothing in this Agreement shall confer in Closure Medical any right of ownership in CPC's Intellectual Property.

6.2       Patent Prosecution and Maintenance for New Products and Improvements.

          6.2.1 Cooperation. After development of each New Product or Improvement, the Parties shall consult and cooperate with each other on all aspects of patent filings, prosecution or maintenance of patents and know-how (as the case may be) covering such New Product or Improvements.

          6.2.2 Patent Filing. Such filings and prosecution before the United States Patent and Trademark Office ("PTO") and its foreign counterparts shall be in the name of

                 [**]. Subject to Closure Medical's approval as hereinafter described, such filings shall be prosecuted by [**].

         6.2.3 Responsibilities. Closure Medical's counsel shall handle all patent prosecution with the PTO and its foreign counterparts. All expenses of Closure Medical in connection with such patent prosecution shall be borne by Closure Medical. CPC shall reasonably cooperate with the reasonable requests of Closure Medical in connection with any such patent prosecution.

         6.2.4 Discretion. Closure Medical shall, in its sole discretion, have the right to abandon or not to pursue or maintain a patent or patent application in a country in the Territory so long as, in Closure Medical's sole good faith opinion, pursuit or maintenance of such patent or patent application in such country is not technically feasible or reasonably commercially justifiable.

6.3      Infringement.

         6.3.1 If, as a result of the manufacture, use or sale of any Device in any country of the Territory, Closure Medical or CPC and/or its Affiliate is sued for patent infringement or threatened with such a lawsuit or other action by a Third Party, Closure Medical and CPC shall meet to analyze the infringement claim and avoidance of same. If it is necessary to obtain a license from such Third Party, Closure Medical and CPC in negotiating such a license shall make every effort to minimize the license fees and/or royalty payable to such Third Party. Closure Medical shall [**]. CPC shall [**].

         6.3.2 In the event that there is infringement of a patent involving the Device by a Third Party, Closure Medical and CPC (or its Affiliate or sublicensee) shall notify each other in writing to that effect, including with said written notice evidence establishing a case of infringement by such Third Party. Closure Medical shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. CPC and/or its Affiliates will cooperate with Closure Medical in any such suit or shall have the right to consult with Closure Medical and be represented by its own counsel at its own expense. If after the expiration of [**] from the date of receipt of said notice, Closure Medical has not overcome the case of infringement, obtained a discontinuance of such infringement, or brought suit against the Third Party infringer, then CPC shall have the right, in its sole discretion, but not the obligation to bring such suit at its own expense and in its own name, if possible. CPC shall bear all the expenses of any suit brought by it and shall retain all damages or other monies awarded or received in settlement of such suit. Closure Medical will cooperate with CPC in any such suit and take such actions and provide such assistance as CPC shall request in connection with the prosecution of such suit including, but not limited to, being joined as a plaintiff in any such suits. Closure Medical shall have the right to consult with CPC and be represented by its counsel at its own expense.

6.4      Ownership of Improvements and New Products.

         6.4.1 Inventions. Ownership and use of any and all inventions, discoveries, developments, know-how, methods, techniques, formulae, processes and compositions of matter, whether or not patentable, derived from or directly resulting from any development work ("Development Work") undertaken pursuant to
                 Article 5 (each, an "Invention") shall be handled as set out in this Article 6.4. Inventorship for patentable inventions [**] during the course of the performance of activities pursuant to this Agreement shall be determined in accordance with U.S. patent laws for determining inventorship. Ownership shall be initially determined based on inventorship, but may be modified based upon the following provisions:

                 (a) In the event a Party is deemed an owner or joint owner of a patentable Invention [**] in the conduct of the Development Work and that Invention either (i) [**] or
                       (ii) is [**], then in either case [**].

                 (b) In the event a Party is deemed an owner or joint owner of a patentable Invention [**] in the conduct of the Development Work that either (i) does [**] or (ii) does [**], then in either case [**].

         6.4.2 Closure Medical shall have primary responsibility for filing, prosecuting and maintaining any U.S. patent application(s) or patent(s) and foreign counterpart thereof for Inventions described in Section 6.4.1(a), but shall give full consideration to CPC's recommendations including selection of attorney(s). CPC shall have primary responsibility for filing, prosecuting and maintaining any U.S. patent application(s) or patent(s) and foreign counterpart thereof for Inventions described in Section 6.4.1(b), but shall give full consideration to Closure Medical's recommendations including selection of attorney(s). The patent expenses for such Inventions shall be borne equally by CPC and Closure Medical, but either may, by giving timely notice to the other, withdraw from further participation in the filing, prosecution and/or maintenance of any such patent application(s) or patent(s) and shall not be liable for any expenses incurred after written notice is given. If either party does not elect to file, prosecute or maintain any such patent application(s) or patent(s) in a country or countries and is not seeking another form of proprietary protection, or after electing to participate in the filing, prosecution and/or maintenance on such Inventions in a country or countries, does not pay its share of the expenses within [**] of written notification of expenses being due, the other party, in its sole discretion, shall have the right to file, prosecute or maintain at its expense on a country by country basis each such patent application(s) and patent(s). In that event, the party ceasing to pay its share of the costs and expenses shall not be entitled to practice such Invention unless and until it has paid its share of such costs and expenses.

         6.4.3 Each party shall require its employees or agents responsible for conducting research in performance of this Agreement to keep contemporaneous records of their results and findings in sufficient detail to document any inventions of discoveries made by such employees and agents under this Agreement in bound notebooks (which notebooks shall be reviewed and signed by a witness on a regular basis).

         6.4.4 Closure Medical and CPC will cooperate in a timely manner to prepare, review and execute patent applications and all such further papers, as may be necessary to enable the parties to protect Inventions by patent in any and all countries and to vest title to said patent application(s) and patent(s) and assist in any patent office or agency proceedings.

         6.4.5 Either party may practice any Invention outside the grant provided to CPC under Article 2, and CPC may practice any such Invention within such grant as well. If either party wishes to practice a patented Invention outside the grant provided to CPC under Article 2, the party practicing the patented Invention will not be obligated to pay any royalty or other compensation to the other for such practice.

6.5      Trademarks.

         6.5.1 Selection and Ownership of Trademarks for Products. Selection of trademarks for any and all Products, Improvements and New Products (the "Trademarks") shall be [**] and [**] all right, title and interest in and to any and all such Trademarks. [**] shall not use, and shall not permit any Third Party to use, such Trademarks without the express written consent of [**].

         6.5.2 Registration and Maintenance of Trademarks. [**] shall be responsible for maintaining and registering any Trademarks. [**] shall be responsible for all costs relating to the filing and renewal of trademark applications for the Trademarks.

         6.5.3   Defense of Trademark Infringements.

                 (a) Duty to Inform the Other Party of Trademark Infringements. [**] agrees to notify [**] promptly in writing if it becomes aware of any conflicting use of or application for registration of the Trademarks, or of any trademark confusingly similar thereto, or of any known or alleged infringements as well as of unfair competition involving the trademarks of the other Party which shall come to its attention.

                 (b) Defense of [**] Trademarks. [**] shall be responsible for the defense of the Trademarks and shall determine in its sole discretion as to whether it will bring any actions in connection therewith. If [**] decides to do so, [**] shall cooperate with [**] and render [**] its commercially reasonable assistance in the defense of the Trademarks at [**] expense. Any damages and costs recovered shall be for [**] sole benefit.

                                   ARTICLE 7

                               COMMERCIAL TERMS

7.1 Product Supply Price. During the Initial Term, the price per unit of the Initial Product (the "Product Price") shall be [**]. The Product Price for each shipment of the Product shall be paid to Closure Medical within [**] after CPC's receipt of Closure Medical's invoice for such shipment (such invoice to be issued the date of shipment).

         7.1.1   If, [**] either (i) [**] or (ii) [**], then the Parties [**].
                 For purposes of this paragraph, [**].

         7.1.2 [**] shall have the right [**] but shall be limited to [**] by the Parties.

7.2 Product Specifications. Upon achieving the Initial Product, the specifications for such Product shall be deemed to be the Product Specifications.

         7.2.1 Product Specifications for each Improvement (to the extent applicable) shall be agreed by the Parties no less than [**] prior to the placement of the first order for each such Improvement. Such Product Specifications shall become part of this Agreement and be attached as part of Schedule 1.52 hereof.

         7.2.2 Closure Medical shall not make any material changes to the Product Specifications or to the Products without the prior written approval of CPC, such approval not to be unreasonably withheld or delayed.

         7.2.3 With respect to non-material changes to the Product Specifications or to the Products, Closure Medical shall notify CPC of such changes in writing, and CPC shall have [**] to respond in writing as to whether it considers such changes as material or non-material. If CPC does not respond within such [**] period, or if CPC agrees that such change is non-material, then Closure Medical may proceed with such change. If CPC responds to Closure Medical and advises Closure Medical that such change is material, then such change shall not be made without the prior written approval of CPC, such approval not to be unreasonably withheld or delayed.

         7.2.4 In addition, any changes to the Product, the Product Specifications or the manufacturing process which may require the submission of any amendment, filing or other documentation with any regulatory authority shall be identified and reviewed in accordance with the Design Control Procedure. To the extent reasonably practicable, CPC shall provide a response to any such proposed changes within [**] after receipt.

7.3      Reimbursement by CPC.

         7.3.1 In recognition of Closure Medical's research expenditures in the Field to date, CPC will make the following payments

                 (a)   [**] on [**];

                 (b)   [**] after [**].

                 (c)   [**] upon [**].

         7.3.2 In recognition of Closure Medical development expenditures in the Field to date, CPC will make the following payments:

                 (a)   [**] within [**].

                 (b)   [**] upon [**].

         7.3.3 Each reimbursement is due [**] after notification of CPC (including any related documentation) of satisfaction of each incremental requirement.

7.4 Payment Terms. All payments due to either Party hereunder shall be made in immediately available U.S. funds, without set-off or counterclaim (unless being contested in good faith).

7.5 Interest. All payments not paid by the date such payments are due shall bear interest from the due date to the date payments are actually paid at the annual rate of the Prime Rate of Interest (as then specified in THE WALL STREET JOURNAL) [**].
         -----------------------

                                   ARTICLE 8

                             TERM AND TERMINATION

8.1 Automatic Renewal. This Agreement will automatically renew at the end of the Initial Term or a subsequent renewal term for [**] (each, a "Renewal Term"), unless either Party notifies the other at least [**] prior to the end of the Initial Term or then current Renewal Term, as applicable, of its intention not to renew this Agreement.

8.2      Termination for Cause.

         8.2.1 Either Party may terminate this Agreement immediately upon written notice to the other Party that any material breach of a material provision of this Agreement by such other Party remains uncured [**] after notice of such breach was received by such other Party.

         8.2.2 Either Party may terminate this Agreement immediately upon written notice to the other Party where the other Party becomes subject to a Bankruptcy Event.

8.3 Termination without Cause. CPC may terminate this Agreement without cause by providing [**]; provided, however, that if CPC terminates this Agreement at any time (i) prior to the [**], then CPC shall [**]; (ii) during the [**], then CPC shall [**]; and (iii) after the [**], then CPC shall [**]. For purposes of clarification, if this Agreement either is terminated [**], or if it is terminated by CPC for cause under
         Section 8.2, then [**].

8.4 General. Upon termination of this Agreement, each Party's liability for any charges, payments or expenses due to the other Party that accrued prior to the date of termination shall not be extinguished by termination.

8.5 Disposal of Product and Device. Upon termination or expiration of this Agreement, CPC shall have [**] to dispose in the Field any Devices remaining in its inventory on the effective date of such termination or expiration in such manner as CPC shall reasonably determine. Notwithstanding the foregoing, CPC or its authorized representative shall not market or sell any such Device [**]. Any Device or Product remaining in CPC's inventory after the [**] period shall be properly destroyed at CPC's expense.

                                   ARTICLE 9

                              DISPUTE RESOLUTION

9.1 Negotiation and Escalation. If any controversy or claim arises relating to this Agreement, the Parties will attempt in good faith to negotiate a solution to their differences, including progressively escalating any controversy or claim through senior levels of management. If negotiation does not result in a resolution within [**] of when one Party first notifies the other of the controversy or claim, either Party may resort to arbitration under Section 9.2. For purposes of this
         Section 9.1, senior levels of management shall mean, with respect to CPC, the management of CPC and its direct supervisory management in the consumer business area.

9.2      Arbitration.

         9.2.1 Any dispute, claim or controversy arising from or related in any way to this agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this agreement by fraud or otherwise, will be submitted for resolution to arbitration pursuant to the rules then pertaining of the CPR Institute for Dispute Resolution, or successor ("CPR"), except where those rules conflict with these provisions, in which case these provisions control. The arbitration will be held in the Borough of Manhattan, City of New York, State of New York.

         9.2.2 The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (or, by agreement, from another provider of arbitrators) each of whom is a lawyer with at least fifteen (15) years experience with a law firm or corporate law department of over 25 lawyers or was a judge of a court of general jurisdiction. Each such arbitrator shall also have had substantive experience or exposure to intellectual property matters. In the event the aggregate damages sought by the claimant are stated to be less than [**], and the aggregate damages sought by the counterclaimant are stated to be less than [**], and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above. Each arbitrator shall be neutral, independent, disinterested, impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the American Arbitration Association. There shall be no ex parte communications with an arbitrator either before
                       -- -----
                 or during the arbitration, relating to the dispute or the issues involved in the dispute or the arbitrator's views on any such issues.

         9.2.3 The parties agree to cooperate (1) to attempt to select the arbitrator(s) by agreement within forty-five (45) days of initiation of the arbitration, including jointly interviewing the final candidates, (2) to meet with the arbitrator(s) within forty-five (45) days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine (9) months after selection of the arbitrator(s) and in the award being rendered within sixty (60) days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within forty-five (45) days after the conclusion of the hearings.

         9.2.4 In the event the parties cannot agree upon selection of the arbitrator(s), the CPR will select arbitrator(s) as follows:
                 CPR shall provide the parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above. Within twenty-five (25) days of receiving such list, the parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges. The parties may then interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each. The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.

         9.2.5 In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and three peremptory challenges each.

         9.2.6 In the event the parties cannot agree upon procedures for discovery and conduct of the hearing that meet the schedule set forth in Section 9.2.3 above, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accord with the schedule set forth in
                 Section 9.2.3. The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the schedule set forth in
                 Section 9.2.3 may be met without difficulty. In no event will the arbitrator(s), absent agreement of the parties, allow more than a total of ten (10) days for the hearing or permit either side to obtain more than a total of forty (40) hours of deposition testimony from all witnesses, including both fact and expert witnesses, or serve more than twenty (20) individual requests for documents, including subparts, or twenty (20) individual requests for admission or interrogatories, including subparts. Multiple hearing days will be scheduled consecutively to the greatest extent possible.

         9.2.7 The arbitrator(s) must render their award by application of the substantive law of New York and are not free to apply "amiable compositeur" or "natural justice and equity." The arbitrator(s) shall render a written opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of such ruling on evidence. To the extent possible, the arbitration hearings and award will be maintained in confidence.

         9.2.8 The United States District Court for the District in which the arbitration is held may enter judgment upon any award. In the event the panel's award exceeds [**] in monetary damages or includes or consists of equitable relief, or rejects a claim in excess of that amount or for that relief, then the court shall vacate, modify or correct any award (including remanding to the arbitrators for further proceedings) where the arbitrators' findings of fact are clearly erroneous, and/or where the arbitrators' conclusions of law are erroneous; in other words, the court will undertake the same review as if it were a federal appellate court reviewing a district court's findings of fact and conclusions of law rendered after a bench trial. An award for less than [**] in damages and not including equitable relief, or which neither rejects a claim in excess of that amount or for that relief, may be vacated, modified or corrected only pursuant to the Federal Arbitration Act. The parties consent to the jurisdiction of the above-specified court for the enforcement of these provisions, the review specified herein, and the entry of judgment on any award. In the event such court lacks jurisdiction, then any court having jurisdiction of this matter may enter judgment upon any award and provide the same relief, and undertake the same review, as specified herein.

         9.2.9   In the event the expanded judicial review provided for under
                 Section 9.2.8 above is not available from the court as a matter of law, the party unable to obtain such review may instead obtain review of the arbitrators' award or decision by a single appellate arbitrator (the "Appeal Arbitrator") selected from the CPR list of distinguished neutrals and pursuant to selection procedures specified in paragraph d above. If CPR cannot provide such services, the parties will together select another provided of arbitration services that can. No Appeal Arbitrator shall be selected unless he or she can commit to rendering a decision within forty-five (45) days following oral argument as provided in this paragraph. Any such review must be initiated within thirty (30) days following the date the court declines the expanded review specified in Section 9.2.8 above. In the event timely review is sought, the Appeal Arbitrator will make the same review of the arbitration panel's ruling and its bases that the U.S. Court of Appeals of the Circuit where the arbitration hearings are held would make of findings of fact and conclusions of law rendered by a district court after a bench trial and then modify, vacate or affirm the arbitration panel's award or decision accordingly, or remand to the panel for further proceedings. The Appeal Arbitrator will consider only the arbitration panel's findings of fact and conclusions of law, pertinent portions of the hearing transcript and evidentiary record as submitted by the parties, opening and reply briefs of the party pursuing the review, and the answering brief of the opposing party, plus a total of no more than four (4) hours of oral argument evenly divided between the parties. The party seeking review must submit its opening brief and any reply brief within seventy-five (75) and one hundred thirty (130) days, respectively, following the date the court declines the expanded review specified in Section 9.2.8; whereas, the opposing party must submit its responsive brief within one hundred ten (110) days of that date. Oral argument shall take place within five (5) months after the court declines the expanded review specified in Section 9.2.8 and the Appeal Arbitrator shall render a decision within forty-five (45) days following oral argument. That decision will be final and not subject to further review, except pursuant to the Federal Arbitration Act.

         9.2.10 Each party has the right before or, if the arbitrator(s) cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the
                     ------ ---
                 arbitration.

         9.2.11  EACH PARTY HERETO [**].

         9.2.12  EACH PARTY HERETO [**].

         9.2.13  EACH PARTY HERETO [**].

         9.2.14  EACH PARTY HERETO [**].

                                  ARTICLE 10

                                CONFIDENTIALITY

10.1 Confidentiality Obligations. Except as permitted elsewhere under this Agreement, each Party shall (a) receive and maintain the Confidential Information of the other Party in strict confidence, (b) not disclose such Confidential Information to any Third Parties and (c) promptly notify the disclosing Party upon learning of any law, rule, regulation or court order that purports to compel disclosure of any Confidential Information of the disclosing Party and to reasonably cooperate with the disclosing Party in the exercise of the disclosing Party's right to protect the confidentiality of such Confidential Information. Neither Party hereto shall use all or any part of the Confidential Information of the other Party for any purpose other than to perform its obligations under this Agreement. Each Party shall ensure that its employees, representatives and agents comply with this provision. The obligations of confidentiality shall remain in effect for the duration of this Agreement and for a period of [**] thereafter.

10.2 Exclusions. Nothing contained herein shall prevent a Party from disclosing Confidential Information pursuant to any applicable law, rule, regulation or court order; provided, however, that such Party shall provide notice to the other Party in such event as set out in
         Section 10.1(c). Such disclosure shall not alter the status of such information hereunder for all other purposes as Confidential Information.

10.3 Termination. Upon termination of this Agreement, all Confidential Information shall be returned to the disclosing Party or destroyed unless otherwise specified or permitted elsewhere under this Agreement. The confidentiality obligations contained in this Article 10 shall survive termination of this Agreement.

10.4 Publicity. Except as may be required by applicable laws, rules or regulations (including those arising under any securities laws), neither Party will originate any publicity, news release or other public announcement, written or oral, whether to the public press or otherwise, concerning the relationship between the Parties or the transactions described in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. In the event disclosure is required by applicable law, rules or regulations, then the Party required to so disclose such information shall, to the extent possible, provide to the other Party for its approval (such approval not to be unreasonably withheld) a written copy of such public announcement at least five (5) Business Days prior to disclosure. Notwithstanding the foregoing, either Party shall have the right to make a press release with respect to its entering into this Agreement in the form attached as Schedule 10.4.

                                  ARTICLE 11

                        REPRESENTATIONS AND WARRANTIES

11.1 Mutual. Each Party hereby represents, covenants and warrants to the other Party that: (a) it has the corporate power to enter into this Agreement and to grant the rights and licenses granted herein and otherwise perform this Agreement; (b) it is not a Party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement or that would conflict with this Agreement; (c) when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement; and (d) it shall perform its obligations under this Agreement in compliance with all applicable Laws.

11.2 Closure Medical Warranties. Closure Medical represents and warrants to CPC that:

         11.2.1  the Products supplied by Closure Medical will be [**];

         11.2.2  the Products shall [**];

         11.2.3 Closure Medical has not [**] and, to the best of Closure Medical's knowledge, are [**];

         11.2.4 the Products, and their manufacture, use or sale, do not, to Closure Medical's best knowledge, [**]; and

         11.2.5  there are [**].

11.3 CPC Representations and Warranties. CPC represents and warrants that it shall not sell the Product in a form other than as a Device.

                                  ARTICLE 12

DISCLAIMER OF WARRANTY, LIMITATION OF LIABILITY AND INDEMNIFICATION

12.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, CLOSURE MEDICAL HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PRODUCT AND THE DEVICE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.2 Indemnification by CPC. CPC shall indemnify and hold harmless Closure Medical and its officers, directors, employees and agents from and against any and all losses, damages, liabilities, obligations, penalties, judgments, awards, costs, expenses and disbursements (including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation asserted by a Third Party) (collectively, the "Losses"), caused by, relating to, based upon, arising out of or in connection with:

         12.2.1  [**] by CPC or its Affiliates [**] of any of the Devices;

         12.2.2  the [**] by CPC or its Affiliates;

         12.2.3  the [**] in this Agreement;

         12.2.4  any [**] (i) for the [**] and (ii) for [**] of such Product; or

         12.2.5 [**] on the part of CPC or its Affiliates or its officers, directors, employees, agents or consultants, in each case [**].

12.3 Indemnification by Closure Medical. Closure Medical shall indemnify and hold harmless CPC and its officers, directors, employees and agents from and against any and all Losses, caused by, relating to, based upon, arising out of or in connection with:

         12.3.1  the [**] in this Agreement;

         12.3.2  the [**] on the Device;

         12.3.3 any [**] (a) arising from [**] or (b) as a [**] for such Product; or

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         12.3.4  [**] on the part of Closure Medical or its Affiliates or its officers, directors, employees, agents or consultants, in each case [**].

12.4 Indemnitee Obligations. Each person seeking to be reimbursed, indemnified, defended and/or held harmless under Section 12.2 or 12.3 (each, an "Indemnitee") shall (a) provide the Party obliged to indemnify such Indemnitee with prompt written notice of any claim, suit, demand or other action for which such Indemnitee seeks to be reimbursed, indemnified, defended or held harmless (each, a "Claim"), which notice shall include a reasonable identification of the alleged facts giving rise to such Claim, (b) grant such Party reasonable authority and control over the defense and settlement of any such Claim and (c) reasonably cooperate with such Party and its agents in defense of any such Claim. Each Indemnitee shall have the right to participate in the defense of any Claim for which such Indemnitee seeks to be reimbursed, indemnified, defended or held harmless, by using attorneys of such Indemnitee's choice, at such Indemnitee's expense. Any settlement of a Claim for which any Indemnitee seeks to be reimbursed, indemnified, defended or held harmless under this Article 12 shall be subject to the prior written approval of such Indemnitee, such approval not to be unreasonably withheld, conditioned or delayed.

12.5 Insurance. During the term of this Agreement and for a period of [**] after its expiration or termination, the Parties shall obtain and/or maintain at their sole cost and expense, product liability insurance that meets the levels of insurance as set out on Schedule 12.5.

                                  ARTICLE 13

                                 FORCE MAJEURE

13.1 The obligations of Closure Medical and CPC hereunder shall be subject to any delays or non-performance caused by a Force Majeure Event, and each party shall be under no liability to the other for anything which would constitute a breach of this Agreement arising by reason of such matters. The party which is not performing its obligations under this Agreement as a result of a Force Majeure Event shall use diligent efforts to resume compliance with this Agreement as soon as possible. Should the Force Majeure Event continue unabated for a period of [**] or more, the parties shall enter into good faith discussions with a view to alleviating its affects or to agreeing upon such alternative arrangements as may be fair and reasonable having regard to the circumstances prevailing at that time.

13.2 In the event that such alternative arrangements cannot be agreed upon within [**] period, and in the event that such Force Majeure Event results in [**] manufacture of the Products as soon as reasonably practicable.

13.3 In the event that such alternative arrangements cannot be agreed upon with [**] after occurrence of the Force Majeure Event, and in the event that such Force Majeure Event does not result in [**] of the Products in accordance with the terms of this Agreement, then the non-performing party shall continue to diligently attempt to alleviate such Force

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

         Majeure Event until it is removed or eliminated. Each party has full management discretion in dealing with its own labor issues.

13.4 Closure Medical shall [**] include such [**] to allow for Closure Medical to [**] if a Force Majeure Event [**] in supply. In any event, [**] the [**] (including such equipment and supplies as are reasonably appropriate) [**] facilities where the Products are being produced.

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                                  ARTICLE 14

                                 MISCELLANEOUS

14.1 Disclosures. Closure Medical recognizes and acknowledges that CPC and its Affiliates have been, and will continue to be, [**]. Closure Medical acknowledges that [**] the term of this Agreement.

14.2 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York, without regard to its conflicts of law provisions.

14.3 No Assignment. Except as otherwise set forth herein, neither Party shall transfer, assign or cede any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party, which consent may be withheld at the other Party's reasonable business discretion; provided, however, that either Party may transfer this Agreement without prior written consent of the other Party to an Affiliate or in connection with a merger or sale of all or substantially all of the stock or assets of such Party, or with respect to CPC, in connection with the sale of all or substantially all of the business which relates to this Agreement.

14.4 Independent Contractors. In connection with this Agreement, each Party is an independent contractor. This Agreement does not, and shall not be construed to, create an employer-employee, agency, joint venture or partnership relationship between the Parties. Neither Party shall have any authority to act for or to bind the other Party in any way, to alter any of the terms or conditions of any of the other Party's standard forms of invoices, sales agreements, warranties or otherwise, or to warrant or to execute agreements on behalf of the other or to represent that it is in any way responsible for the acts, debts, liabilities or omissions of the other Party.

14.5 Notices. All notices, reports, payments and other communications required or permitted to be given under this Agreement (each, a "Notice") shall be in writing and shall be given either by personal delivery against a signed receipt, by express delivery using a nationally recognized overnight courier or by facsimile. All Notices shall be properly addressed as follows, or to such other addresses as may be specified in a Notice given hereunder:

If to Closure Medical:                              with a copy to:

         Attn: Robert V. Toni                       Attn: Manya S. Deehr, Esq.
         Closure Medical Corporation                Morgan, Lewis & Bockius LLP
         5250 Greens Dairy Road                     1701 Market Street
         Raleigh, North Carolina 27616              Philadelphia, Pennsylvania
         Facsimile: 919-877-7874                    Facsimile: 215-963-5299

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If to CPC:                                         with a copy to:

       President-Wound Care                        Office of General Counsel
       Johnson & Johnson Consumer Companies, Inc.  Johnson & Johnson
       Grandview Road                              One Johnson & Johnson Plaza
       Skillman, NJ 08533                          New Brunswick, NJ 08933
       Facsimile: 908-904-3988                     Facsimile: 732-524-2788
                                                   Attention:  John Crisan, Esq.

A Notice shall be deemed to be effective upon personal delivery or, if sent via overnight delivery, upon receipt thereof. A Notice sent via facsimile is deemed effective on the same day (or if such day is not a Business Day, then on the next succeeding Business Day) if such facsimile is sent before 5:00 p.m. Eastern Standard/Daylight Time and on the next day (or if such day is not a Business Day, then on the next succeeding Business Day) if such Notice is sent after 5:00 p.m. Eastern Standard/Daylight Time.

14.6 Amendment or Modification. No subsequent amendment, modification or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties.

14.7 Entire Agreement. This Agreement sets out the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, proposals, arrangements and communications, whether oral or written, with respect to the subject matter hereof.

14.8 Severability. If any provision of this Agreement is held by a tribunal of competent jurisdiction to be illegal, invalid or otherwise unenforceable in any jurisdiction, then to the fullest extent permitted by law (a) the same shall not effect the other provisions of this Agreement, (b) such provision shall be deemed modified to the extent necessary in the tribunal's opinion to render such provision enforceable, and the rights and obligations of the Parties shall be construed and enforced accordingly, preserving to the fullest extent the intent and agreements of the Parties set forth herein and (c) such finding of invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

14.9 Waiver. Failure to enforce any term of this Agreement is not a waiver of future enforcement of that or any other term. No term or provision of this Agreement will be deemed waived and no breach excused unless such waiver or excuse is in writing and signed by the Party against whom enforcement of such waiver or excuse is sought.

14.10 Survival. Articles 6, 8.4, 8.5, 9, 10, 11, 12 and 14; any payment obligations of the Parties hereunder accruing prior to the date of termination; and any other provision herein expressly surviving termination or necessary to interpret the rights and obligations of the Parties in connection with the termination of the term of this Agreement will survive the termination or expiration of this Agreement.

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14.11    No Third Party Beneficiaries. Nothing in this Agreement is intended to confer benefits, rights or remedies unto any person or entity other than the Parties and their permitted successors and assigns.

14.12 Titles. The headings appearing at the beginning of the sections contained in this Agreement have been inserted for identification and reference purposes only and shall not be used to determine the construction or interpretation of this Agreement. The nomenclature of the defined terms in this Agreement shall only be used for the construction of this Agreement and are not to be used for any other purpose, including, but not limited to, interpretation for accounting purposes.

14.13 Compliance with Laws. Each Party shall comply with all prevailing laws, rules and regulations and obtain all necessary approvals, consents and permits required by the applicable agencies of the government of the jurisdictions that apply to its activities or obligations under this Agreement.

14.14 Execution in Counterparts, Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, bear the signatures of both Parties hereto. For the purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

           [The remainder of this page is intentionally left blank.]

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        IN WITNESS WHEREOF, the Parties to the Agreement by their duly authorized representatives have executed this Agreement as of the date first written above.


CLOSURE MEDICAL CORPORATION


By:_______________________________
     Name:
     Title:

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

JOHNSON & JOHNSON CONSUMER COMPANIES, INC.


By:______________________________
     Name:
     Title:

                                       39